  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cellular Biomedicine Group, Inc.
1345 Avenue of Americas, 15th Floor,
New York
New York 10105

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated February 19, 2019, relating to the consolidated financial statements of Cellular Biomedicine Group, Inc. and its subsidiaries and variable interest entities (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China
July 5, 2019